EXHIBIT 99

BLACK HILLS CORPORATION ANTICIPATES SOLID FIRST QUARTER

RAPID CITY, SD—April 21, 2003—Black Hills Corporation (NYSE: BKH) announced that earnings for the first quarter of 2003 are expected to be in the range of $0.50 to $0.52 per share, including a loss of $0.10 per share resulting from an accounting change. The accounting change pertains primarily to the adoption of a new accounting pronouncement which stipulates that certain energy marketing activities previously reported on a fair value basis will now be reflected under the accrual method of accounting. Earnings of $0.52 per share were reported for the first quarter of 2002.

        Income from continuing operations for the first quarter of 2003 is expected to be in the range of $0.60 to $0.62 per share. Income from continuing operations for the first quarter of 2002 was $0.55 per share.

        Financial performance for the first quarter of 2003 reflected higher oil and gas prices and gas marketing margins, an increase in power sales resulting from higher generation capacity in our power generation segment and improving performance in the communications business segment, partially offset by a decrease in earnings at the electric utility due to higher fuel costs and interest expense, all compared to the same period in 2002.

        The Company expects to report its financial results for the first quarter of 2003 during the week of May 5, 2003, followed by a conference call to discuss those results. A forthcoming press release will provide details of those events.

        The Company reaffirmed today its long-term earnings per share growth rate target of 8% to 10% per year. However, due to the initial dilutive effect of the Company’s common stock offering, also announced today, the Company expects 2003 earnings per share from continuing operations to approximate 2002 results.

        Daniel P. Landguth, Chairman and CEO of Black Hills Corporation, said, “First quarter performance confirms our long-term strategy is on track. During the first quarter, a substantial amount of contracted power capacity went into service, bringing our total non-regulated generation to 1,040 megawatts. We also completed our acquisition of Mallon Resources Corporation, which doubled our natural gas reserves. As we ramp up drilling of these properties, we expect to increase gas production substantially toward the end of this year. These recent accomplishments added momentum to our growth agenda.”

LIQUIDITY UPDATE

        The Company also provided recent information on its liquidity and capital resources. At March 31, 2003, the Company had approximately $51 million of credit availability under its revolving credit facilities. The Company also had approximately $69 million of cash at March 31, 2003, of which approximately $39 million was restricted by subsidiary debt agreements that limit subsidiaries’ ability to dividend cash to the parent Company.

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BLACK HILLS CORPORATION ANTICIPATES SOLID FIRST QUARTER RESULTS                                                                 April 21, 2003

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company. Black Hills Energy, our integrated energy unit, generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet and cable entertainment services.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (2) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (3) the State of California’s efforts to reform its long-term power purchase contracts; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) pricing and transportation of commodities; (8) market demand, including structural market changes; (9) unanticipated changes in operating expenses or capital expenditures; (10) capital market conditions; (11) legal and administrative proceedings that influence Black Hills’ business and profitability; (12) the effects on Black Hills’ business of terrorist actions or responses to such actions; (13) the effects on Black Hills’ business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills’ ability to access the capital markets on the same favorable terms as in the past; (14) the effects on Black Hills’ business in connection with a lowering of Black Hills’ credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills’ business plan, demands for increased collateral by Black Hills’ current counter-parties, refusal by Black Hills’ current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills’ inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (15) other factors discussed from time to time in Black Hills’ filings with the SEC.

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